SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                (Amendment No. 3)


                                  Cherokee Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.02 Par Value Per Share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    16444H102
 ------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)


                                December 31, 2003
 ------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



                  Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ] RULE 13d-1(b)
                  [X] RULE 13d-1(c)
                  [ ] RULE 13d-1(d)


                              (Page 1 of 11 Pages)

CUSIP NO. 16444H102                                                 Page 2 of 11
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1.   NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON

     Wynnefield Partners Small Cap Value, L.P. 13-3688497

--------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons

--------------------------------------------------------------------------------

3.   SEC USE ONLY

--------------------------------------------------------------------------------

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------

  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           112,600 Shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         112,600 Shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH
--------------------------------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     112,600 Shares

--------------------------------------------------------------------------------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [_]
     (See Instructions)

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.3% of Common Stock

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON  (See Instructions)

     PN

--------------------------------------------------------------------------------


                              (Page 2 of 11 Pages)

CUSIP NO. 16444H102                                                 Page 3 of 11
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1.   NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (entities only)

     Wynnefield Partners Small Cap Value, L.P. I  13-3953291

--------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons

--------------------------------------------------------------------------------

3.   SEC USE ONLY

--------------------------------------------------------------------------------

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------

  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           112,500 Shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         112,500 Shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH
--------------------------------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     112,500 Shares

--------------------------------------------------------------------------------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [_]
     (See Instructions)

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.3% of Common Stock

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON  (See Instructions)

     PN

--------------------------------------------------------------------------------


                              (Page 3 of 11 Pages)

CUSIP NO. 16444H102                                                 Page 4 of 11
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1.   NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (entities only)

     Wynnefield Small Cap Value Offshore Fund, Ltd.  (No IRS Identification No.)

--------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons

--------------------------------------------------------------------------------

3.   SEC USE ONLY

--------------------------------------------------------------------------------

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

--------------------------------------------------------------------------------

  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           72,900 Shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         72,900 Shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH
--------------------------------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     72,900 Shares

--------------------------------------------------------------------------------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [_]
     (See Instructions)

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.8% of Common Stock

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON  (See Instructions)

     CO

--------------------------------------------------------------------------------


                              (Page 4 of 11 Pages)

CUSIP NO. 16444H102                                                 Page 5 of 11
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1.   NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (entities only)

     Channel Partnership II, L.P. 22-3215653

--------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons

--------------------------------------------------------------------------------

3.   SEC USE ONLY

--------------------------------------------------------------------------------

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

--------------------------------------------------------------------------------

  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           8,000 Shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         8,000 Shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH
--------------------------------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     8,000 Shares

--------------------------------------------------------------------------------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [_]
     (See Instructions)

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.1% of Common Stock

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON  (See Instructions)

     PN

--------------------------------------------------------------------------------


                              (Page 5 of 11 Pages)

CUSIP NO. 16444H102                                                 Page 6 of 11
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1.   NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (entities only)

     Wynnefield Capital Management, LLC  13-4018186

--------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons

--------------------------------------------------------------------------------

3.   SEC USE ONLY

--------------------------------------------------------------------------------

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

--------------------------------------------------------------------------------

  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           225,100 Shares (1)
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         225,100 Shares (1)
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH
--------------------------------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     225,100 Shares

--------------------------------------------------------------------------------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [_]
     (See Instructions)

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.6% of Common Stock (1)

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON  (See Instructions)

     OO (Limited Liability Company)

--------------------------------------------------------------------------------

(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P.I.


                              (Page 6 of 11 Pages)

CUSIP NO. 16444H102                                                 Page 7 of 11
--------------------------------------------------------------------------------

1.   NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (entities only)

     Wynnefield Capital, Inc. (No IRS Identification No.)

--------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons

--------------------------------------------------------------------------------

3.   SEC USE ONLY

--------------------------------------------------------------------------------

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

--------------------------------------------------------------------------------

  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           72,900 Shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         72,900 Shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH
--------------------------------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     72,900 Shares (1)

--------------------------------------------------------------------------------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [_]
     (See Instructions)

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.8% of Common Stock (1)

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON  (See Instructions)

     CO

--------------------------------------------------------------------------------

(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.


                              (Page 7 of 11 Pages)

CUSIP NO. 16444H102                                                 Page 8 of 11
--------------------------------------------------------------------------------

1.   NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (entities only)

     Nelson Obus

--------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons

--------------------------------------------------------------------------------

3.   SEC USE ONLY

--------------------------------------------------------------------------------

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

--------------------------------------------------------------------------------

  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           8,000 Shares (1)
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         8,000 Shares (1)
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH
--------------------------------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     8,000 Shares (1)

--------------------------------------------------------------------------------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [_]
     (See Instructions)

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.1% of Common Stock (1)

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON  (See Instructions)

     IN

--------------------------------------------------------------------------------

(1) Nelson Obus, as general partner of Channel Partnership II, L.P. holds an indirect beneficial interest in these shares which are directly beneficially owned by Channel Partnership II, L.P.


                              (Page 8 of 11 Pages)

ITEM 1(a).  Name of Issuer:
         Cherokee Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:
         6835 Valjean Avenue, Van Nuys, CA  91406
         -----------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:
         Wynnefield Partners Small Cap Value, L.P. ("Partners")
         -----------------------------------------------------------------------
         Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
         -----------------------------------------------------------------------
         Wynnefield Partners Small Cap Offshore Fund, Ltd. ("Fund")
         -----------------------------------------------------------------------
         Channel Partnership II, L.P. ("Channel")
         -----------------------------------------------------------------------
         Wynnefield Capital Management, LLC ("WCM")
         -----------------------------------------------------------------------
         Wynnefield Capital, Inc. ("WCI")
         -----------------------------------------------------------------------
         Nelson Obus ("Obus")

         -----------------------------------------------------------------------

ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:
         450 Seventh Avenue, Suite 509, New York, New York 10123
         -----------------------------------------------------------------------

ITEM 2(c).  Citizenship:
         Partners and Partners I are Delaware Limited Partnerships

         -----------------------------------------------------------------------
         Fund and WCI are Cayman Islands Companies

         -----------------------------------------------------------------------
         WCM is a New York Limited Liability Company

         -----------------------------------------------------------------------
         Channel is a New York Limited Partnership

         -----------------------------------------------------------------------
         Obus is a citizen of the United States of America

ITEM 2(d).  Title of Class of Securities:
         Common Stock, $.02 Par Value Per Share
         -----------------------------------------------------------------------

ITEM 2(e).  CUSIP Number:   16444H102

ITEM     3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is:


                              (Page 9 of 11 Pages)

            None of the reporting persons is an entity specified in Rule 13d-1
(b)(1)(ii).

ITEM 4.     Ownership:
(a) Amount beneficially owned by all reporting persons: 306,000 Shares (b) Percent of class: 3.6% of Common Stock (c) Number of shares as to which the reporting persons have:

         (i)      sole power to vote or to direct the vote: 306,000 Shares

         (ii) shared power to vote or to direct the vote (iii) sole power to dispose or to direct the disposition:

                                 306,000 Shares

         (iv) shared power to dispose or to direct the disposition

ITEM 5.  Ownership of five percent or less of a class.
         If this statement is being filed to report that fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. Ownership of more than five percent on behalf of another person. Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

         Not applicable.

ITEM 8.  Identification and classification of members of the group.
         None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934. The persons filing this Schedule are identified in Item 2 hereof.

ITEM 9.  Notice of dissolution of group.
         Not applicable

ITEM 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.


                              (Page 10 of 11 Pages)

                                    SIGNATURE

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 11, 2004
                                       WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                                       By:  Wynnefield Capital Management, LLC,
                                            General Partner


                                            By:/s/Nelson Obus
                                               ------------------------------
                                                  Nelson Obus, Managing Member


                                       WYNNEFIELD PARTNERS SMALL CAP VALUE,
                                       L.P.I

                                       By:  Wynnefield Capital Management,
                                            LLC, General Partner

                                            By:/s/Nelson Obus
                                               ------------------------------
                                                  Nelson Obus, Managing Member


                                       WYNNEFIELD SMALL CAP VALUE OFFSHORE
                                       FUND, LTD.

                                       By:  Wynnefield Capital, Inc.


                                            By:/s/Nelson Obus
                                               -------------------------------
                                                  Nelson Obus, President


                                       CHANNEL PARTNERSHIP II, L.P.


                                            By:/s/Nelson Obus
                                               -------------------------------
                                                  Nelson Obus, General Partner

                                       /s/ Nelson Obus
                                       ------------------------------
                                       Nelson Obus, Individually


                                       WYNNEFIELD CAPITAL MANAGEMENT, LLC


                                       By:  /s/Nelson Obus
                                            ----------------------------------
                                            Nelson Obus, Managing Member


                                       WYNNEFIELD CAPITAL, INC.


                                       By:  /s/Nelson Obus
                                            ----------------------------------
                                               Nelson Obus, President


                             (Page 11 of 11 Pages)